Exhibit 99.1

 J & J Snack Foods Acquires WHOLE FRUIT Sorbet and FRUIT-A-FREEZE Frozen Fruit
                                   Bar Brands

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--April 2, 2007--J & J Snack Foods Corp. (NASDAQ:JJSF) announced today that it has acquired the WHOLE FRUIT Sorbet and FRUIT-A-FREEZE Frozen Fruit Bar brands, along with related assets including a manufacturing facility located in Norwalk, CA, from a subsidiary of CoolBrands International, Inc. (Toronto: COB.A-TO). J & J Snack Foods Corp. owns and manufactures LUIGI'S Real Italian Ice, the #1 selling Italian ice in the world and licenses the MINUTE MAID brand name for various frozen novelty products.

    The acquired brands had been experiencing declining sales for several years with sales of approximately $10 million in 2006. The Company said that it expects sales to be less than $2 million in its fiscal year ending September 2007, but is hopeful of rebuilding the brands and business going forward. The products will be sold through its food service and retail supermarket business segments. FRUIT-A-FREEZE is a super premium fruit bar featuring chunks of fruit. WHOLE FRUIT sorbet is sold mainly in pints and is known for its wholesome, healthy and upscale fruit flavors.

    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "These two premium brands add to our expanding portfolio of frozen novelty products. Our goal is to improve upon their recent performance in the retail supermarket segment as well as to expand their presence in the food service market. In addition, the manufacturing facility gives us a west coast plant for manufacturing frozen novelty products that is expandable in the future which would benefit logistics over the long term."

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.

    *MINUTE MAID is a registered trademark of The Coca-Cola Company.

    **BARQ'S is a registered trademark of Barq's Inc.

    ***CHILL is a registered trademark of Wells Dairy, Inc.

    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856-665-9533, x 268